Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-129367
December 13, 2005
SUNTECH POWER HOLDINGS CO., LTD.
26,380,000 American Depositary Shares
Each Representing One Ordinary Share
Par Value $0.01 Per Ordinary Share
     The information below assumes no exercise of the underwriters’ over-allotment option.

Public Offering Price:	$15 per ADS

Total Offering Price:	$395,700,000

Proceeds to Company, net of underwriting discounts and commissions:	$14.10 per ADS, $282,000,000 total

Proceeds to Selling Shareholders, net of underwriting discounts and commissions:	$14.10 per ADS, $89,958,000 total

Settlement and Delivery Date:	December 19, 2005

Underwriting Discounts and Commissions:	$0.90 per ADS, $23,742,000 total

Selling Concession:	$0.54 per ADS
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

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